Exhibit 99.1

Contacts:               LaDuane Clifton, The LGL Group, Inc.:                (407) 298-2000
Email: lclifton@lglgroup.com

                                Victor Emmanuel, VJE Consultants:                      (914) 305-5198

THE LGL GROUP ANNOUNCES VOLUNTARY RESIGNATION OF THREE DIRECTORS TO ASSIST WITH COST REDUCTION INITIATIVES

All Three Will Remain Available To Provide Advisory Assistance To The Firm

Orlando, FL, January 7, 2010 -- The LGL Group, Inc. (NYSE Amex:LGL) (the “Company”) today reported that, as previously announced, three members of its Board of Directors had voluntarily stepped down from the Board, effective December 31, 2009, to assist the company with cost reduction initiatives.

The former Directors are Avrum Gray, E. Val Cerutti and Peter DaPuzzo. They will all be available to provide advisory assistance to the remaining Board, according to the Company.  LGL President and CEO, Greg Anderson, said “I thank each of these Directors for their many and invaluable contributions, especially through the challenging times that we have faced the past several years.”

The LGL Group, through its wholly-owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  They are also used in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has a sales office in Hong Kong, China.

For more information on the Company and its products and services, contact LaDuane Clifton at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about those factors is contained in the Company’s filings with the Securities and Exchange Commission.